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                                                                    Exhibit 99.1

For Immediate Release

Contact:
Bernie Cassidy
AXS-One Inc.
(201) 372-6231
bcassidy@axsone.com

AXS-ONE INC. ANNOUNCES SALE OF POLISH SUBSIDIARY

         RUTHERFORD, NJ, OCTOBER 1, 2001 - AXS-One Inc. (AMEX: AXO), a leading provider of e-business solutions, today announced the sale on September 20, 2001 of its wholly owned subsidiary in Poland to its local management. Terms were not disclosed. The company will record no gain or loss during the quarter ending September 30, 2001related to this sale. The Polish company, which will change its name to KONTINUUM Group Sp. z o. o., will act as an authorized reseller of AXS-One's e-business solutions in Central and Eastern Europe.

         "The sale of our Polish operations allows AXS-One to focus efforts on software revenue rather than the systems integration work that has been the primary nature of operations in Central and Eastern Europe," commented John Rade, president and chief executive officer, AXS-One Inc. "We are very pleased to maintain our presence in this region with KONTINUUM as an authorized reseller. Support for our existing clients in the region will continue through KONTINUUM and will be unaffected by this transaction."

         During the eight months ended August 31, 2001 and the year ended December 31, 2000, operating losses attributable to the Polish operations aggregated approximately $260 thousand and $643 thousand, respectively. Revenue attributable to the Polish operations for the same two periods aggregated approximately $1.4 million and $2.0 million, respectively.

About AXS-One Inc.

         AXS-One (AMEX: AXO) is a provider of e-Business solutions for global 2000 companies, professional service organizations (PSOs) and financial managers. AXS-One,

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formerly Computron Software, Inc., has implemented high-volume, scalable and secure business solutions for hundreds of customers across the globe. AXS-One has approximately 300 employees in offices worldwide, including Asia, Australia, Canada, United Kingdom, United States and South Africa. AXS-One was founded in 1978, and is based in Rutherford, New Jersey. For further information on AXS-One, visit the AXS-One web site at http://www.AXS-One.com.





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